Filed Pursuant to Rule 433

Registration No. 333-267245

Final Term Sheet

March 24, 2025

VERIZON COMMUNICATIONS INC.

$2,250,000,000 5.250% Notes due 2035

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	5.250% Notes due 2035 (the “Notes”)

Trade Date:	March 24, 2025

Settlement Date (T+7):	April 2, 2025

Maturity Date:	April 2, 2035

Aggregate Principal Amount Offered:	$1,687,500,000 (to the public) $562,500,000 (to Verizon for redelivery to the Bell Atlantic Master Trust (the “trust”))

Public Offering Price:	99.746% plus accrued interest, if any, from April 2, 2025

Underwriting Discount:	0.400% except that no underwriting discount will be paid in respect of notes allocated to Verizon and redelivered to the trust

Proceeds to Verizon (before expenses):	$1,676,463,750 Verizon will not receive proceeds in respect of notes allocated to it and redelivered to the trust

Interest Rate:	5.250% per annum

Interest Payment Dates:	Semiannually on each April 2 and October 2, commencing October 2, 2025

Denomination:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000

Optional Redemption:	(i) Make-whole call at any time prior to January 2, 2035 (three months prior to maturity), at the Treasury Rate plus 15 basis points; and (ii) par call at any time on or after January 2, 2035 (three months prior to maturity), at 100% of the principal amount of the Notes being redeemed

CUSIP:	92343VGZ1

ISIN:	US92343VGZ13

Allocation:

Principal Amount of Notes
Citigroup Global Markets Inc.	$450,000,000
Mizuho Securities USA LLC	450,000,000
Santander US Capital Markets LLC	450,000,000
Wells Fargo Securities, LLC	450,000,000
J.P. Morgan Securities LLC	112,500,000
RBC Capital Markets, LLC	112,500,000
Siebert Williams Shank & Co., LLC	112,500,000
Bancroft Capital, LLC	56,250,000
Great Pacific Securities	56,250,000

Total	$2,250,000,000

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Mizuho Securities USA LLC

Santander US Capital Markets LLC

Wells Fargo Securities, LLC

J.P. Morgan Securities LLC

RBC Capital Markets, LLC

Siebert Williams Shank & Co., LLC

Co-Managers:	Bancroft Capital, LLC Great Pacific Securities

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated March 24, 2025; Prospectus dated September 2, 2022

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Citigroup Global Markets Inc. toll free at 1-800-831-9146, Mizuho Securities USA LLC toll free at 1-866-271-7403, Santander US Capital Markets LLC toll free at 1-855-403-3636, or Wells Fargo Securities, LLC toll free at 1-800-645-3751, or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: 1-212-395-1525

Internet Site: www.verizon.com/about/investors

The information contained on or accessible through Verizon’s corporate website or any other website that it may maintain is not incorporated by reference herein.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the business day before the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

No key information document (“KID”) required by Regulation (EU) No. 1286/2014 (as amended, the “PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the European Economic Area (“EEA”) has been prepared as the Notes will not be made available to any retail investor in the EEA.

No KID required by Regulation (EU) No 1286/2014 as it forms part of domestic law of the United Kingdom (“UK”) by virtue of the European Union (Withdrawal) Act 2018, as amended (“EUWA”) (the “UK PRIIPs Regulation”) for offering, selling or distributing the Notes or otherwise making them available to retail investors in the UK has been prepared as the Notes will not be made available to any retail investor in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.